Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE SELECTED TO CONSTRUCT ADDITIONAL TANKAGE AT TERMINALLING

FACILITY IN ST. JAMES, LOUISIANNA

TULSA, OK – October 10, 2006 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that its wholly owned subsidiary Matrix Service Inc., has executed an Engineering, Fabrication and Construction (EFC) contract with Plains All American Pipeline, L.P. (NYSE: PAA) for the construction of additional above ground storage tanks (AST) in connection with Phase II construction activities at Plains’ St. James Terminal facility in Louisiana. Matrix Service Inc.’s work on Plains’ Phase II project is expected to be approximately $26 million.

The scope of work during the Phase II development will entail construction of approximately 2.7 million barrels of additional tankage at Plains’ crude oil storage and terminalling facility in St. James, Louisiana. The Phase II project will expand Plains’ total capacity at the facility to 6.2 million barrels. Plains anticipates that the Phase II tankage will become operational during the first quarter of 2008.

Michael J. Hall, president and CEO of Matrix Service, said, “We are pleased to have been selected by Plains to construct the additional storage capacity and to have an opportunity to further fortify our relationship with Plains. Plains values our commitment to safety and quality of work and we look forward to assisting Plains in its efforts to provide its refinery customers with crude oil supply alternatives.”

Matrix Service continues to build upon its existing long-term relationship with Plains All American Pipeline as the Company has been providing turnkey solutions to Plains for more than fourteen years.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin, Vice President Finance and CFO

T: +1-918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com